EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Firstbank Corporation on Form S-3, including the Prospectus for the Firstbank Corporation Amended and Restated Dividend Reinvestment Plan, of our reports dated February 25, 2008, with respect to the consolidated balance sheets of Firstbank Corporation as of December 31, 2007, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting, which reports are included in the 2007 Annual Report on Form 10-K of Firstbank Corporation.

/s/ Plante & Moran, PLLC

PLANTE & MORAN, PLLC

Grand Rapids, Michigan
February 25, 2008